Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Enters into Merger Agreement with Aventine Renewable Energy Holdings, Inc., Expanding its Unique Production and Marketing Advantages into New Markets

- Merger Connects Destination and Origin Market Strategies, Providing Synergies in
Ethanol Production and Marketing -

- Annual Combined Production Capacity of 515 Million Gallons -

- Combined Annual Ethanol Marketing Volume of Over 800 Million Gallons -

- Transaction Expected to Close in Q2 2015 -

- Conference Call to Discuss Transaction on Wednesday, January 7th at 1:30 p.m. PT -

Sacramento, CA, December 31, 2014 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading producer and marketer of low-carbon renewable fuels in the Western United States, and Aventine Renewable Energy Holdings, Inc. (“Aventine”), a Midwest-based producer of ethanol and related co-products, announced they have entered into a definitive merger agreement under which Pacific Ethanol will acquire all of Aventine’s outstanding shares in a stock-for-stock merger transaction.

“With this transaction, Pacific Ethanol strengthens its unique production and marketing advantages by diversifying into two additional discrete markets and connecting its Western markets with Aventine’s Midwest and Eastern markets for low-carbon renewable fuels,” said Neil Koehler, CEO of Pacific Ethanol. “The merger offers a rare opportunity to combine the experience, market presence and diversification that Aventine brings with our industry leadership in Western US markets. It will complement our existing business as we balance assets across new regional markets, expand our footprint for the production and marketing of low-carbon renewable fuels, diversify our technology and increase our mix of co-products.”

“This transaction will more than double our annual ethanol production capacity, and it will establish Pacific Ethanol as the fifth largest producer and marketer of ethanol in the United States. Once closed, we expect the transaction to be immediately accretive to earnings with expected operational synergies and the expansion of our ethanol and co-product marketing business. We are impressed with the both the quality of Aventine’s assets and the seasoned employees operating the business, and we look forward to integrating our teams,” concluded Koehler.

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"In late 2012, the new Aventine management team defined a very aggressive turnaround strategy,” stated Mark Beemer, CEO of Aventine. “Our mission has been accomplished with our plants achieving five new production records; over $30 million invested in the Pekin facilities, including coal-to-natural gas conversion; and additional capital investments in our Nebraska facilities. In 2014, Aventine achieved record earnings and successfully restarted its 155 million gallons of ethanol production in Nebraska. We look forward to making a successful transition of the business to Pacific Ethanol and bringing the combined strength of the two companies to the market.”

Under the terms of the merger agreement, Pacific Ethanol expects to issue approximately 17.75 million shares of its common stock upon closing in exchange for all of the issued and outstanding shares of Aventine’s common stock. Upon completion, existing Pacific Ethanol shareholders will own approximately 58% of the issued and outstanding shares of common stock of the combined entity, and Aventine will nominate two representatives to be named later to Pacific Ethanol’s board of directors, increasing the total board count to nine.

Aventine will be operated as Pacific Ethanol’s wholly-owned subsidiary. Aventine currently has
$135 million in term loan debt.

Aventine’s ethanol production assets include its 100 million gallon per year wet mill and 60 million gallon per year dry mill located in Pekin, Illinois, and its 110 million gallon per year and 45 million gallon per year dry mills in Aurora, Nebraska. Combined with Pacific Ethanol’s current ethanol production capacity of 200 million gallons per year, the combined company will have a total ethanol production capacity of 515 million gallons per year, and together with Pacific Ethanol’s marketing business will sell over 800 million gallons of ethanol annually.

The closing of the transaction, which is expected to occur during the second quarter of 2015, is subject to customary and other closing conditions and regulatory approvals, as well as the approval of Pacific Ethanol’s and Aventine’s shareholders.

For Pacific Ethanol, Troutman Sanders LLP served as legal advisors and Craig-Hallum Capital Group LLC provided a fairness opinion to the Board of Directors of Pacific Ethanol. For Aventine, Akin Gump Strauss Hauer & Feld LLP served as legal advisors and RPA Advisors, LLC served as financial advisors.

Conference Call

The Company will host a conference call and live webcast on Wednesday, January 7th at 1:30 p.m. Pacific Time to discuss the merger. To participate, interested parties should dial 1-877-847-6066 in the United States or 1-970-315-0267 from international locations, conference ID 60307901. A webcast of the conference call will be available at http://www.pacificethanol.net/investors with an accompanying slide presentation that may be accessed on that page and through the webcast link.

A playback of the call will be available until January 14th by dialing 1-855-859-2056 within the United States or 1-404-537-3406 from international locations, passcode 60307901.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain ("WDG"), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Idaho and Washington. Pacific Ethanol has a 96% ownership interest in PE Op Co., the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. These operating facilities are located in Boardman, Oregon, Burley, Idaho, Stockton, California and Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol's subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol's managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Pacific Ethanol’s estimated or anticipated future results, including estimated synergies, or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the acquisition of Aventine, including future financial and operating results, Pacific Ethanol’s or Aventine’s plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Pacific Ethanol’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business, Aventine’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the Aventine acquisition; subsequent integration of the Aventine acquisition and the ability to recognize the anticipated synergies and benefits of the Aventine acquisition; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite Pacific Ethanol and Aventine stockholder approvals; the risk that a condition to closing of the Aventine acquisition may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the value of the Pacific Ethanol shares to be issued in the transaction; the anticipated size of the markets and continued demand for Pacific Ethanol’s and Aventine’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; costs and efforts to defend or enforce intellectual property rights; successful compliance with governmental regulations applicable to Pacific Ethanol’s and Aventine’s facilities, products and/or businesses; changes in the laws and regulations; changes in tax laws or interpretations that could increase Pacific Ethanol’s consolidated tax liabilities; the loss of key senior management or staff; and such other risks and uncertainties detailed in Pacific Ethanol’s periodic public filings with the Securities and Exchange Commission, including but not limited to Pacific Ethanol’s “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014 and from time to time in Pacific Ethanol’s other investor communications. Except as expressly required by law, Pacific Ethanol disclaims any intent or obligation to update or revise these forward-looking statements.

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Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger between Pacific Ethanol and Aventine, Pacific Ethanol will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a joint proxy statement of Pacific Ethanol and Aventine that also constitutes a prospectus of Pacific Ethanol. The definitive joint proxy statement/prospectus will be delivered to Pacific Ethanol’s and Aventine’s stockholders. INVESTORS AND SECURITY HOLDERS OF PACIFIC ETHANOL AND AVENTINE ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus (when available) and other documents filed with the Securities and Exchange Commission by Pacific Ethanol through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the documents filed with the Securities and Exchange Commission by Pacific Ethanol will be available free of charge on Pacific Ethanol’s internet website at www.pacificethanol.net or by contacting Pacific Ethanol’s investor relations agency, LHA, at (415) 433-3777.

Participants in the Merger Solicitation

Pacific Ethanol, Aventine, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the Securities and Exchange Commission, be deemed participants in the solicitation of the Pacific Ethanol and Aventine stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the Securities and Exchange Commission. Information about the directors and executive officers of Pacific Ethanol is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 28, 2014. Information about the executive officers of Aventine is set forth in www.aventinerei.com. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus filed with the above-referenced registration statement on Form S-4 and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

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